EXHIBIT 3.1.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                               MAXXZONE.COM, INC.

          -------------------------------------------------------------

                        Pursuant to Section 78.390 of the
                 General Corporation Law of the State of Nevada

          -------------------------------------------------------------

         The undersigned President and Secretary of maxxZone.com, Inc., a Nevada corporation (the "Corporation"), hereby certifies as follows:

         FIRST: The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable an amendment to Article 3 of the Articles of Incorporation so that, as amended, Article 3 shall state, in its entirety, as follows:

"3:      CAPITAL STOCK:

         A. The corporation shall have authority to issue a total of five billion (5,000,000,000) shares of common stock, with a par value of $0.001 per share, and one hundred million (100,000,000) shares of preferred stock ("Preferred Stock"), with a par value of $0.001 per share, more particularly described in paragraph B below.

         B. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and these Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing a series of shares of Preferred Stock, prior to the issuance of any shares of a series so established or to be established, the Board of Directors may by resolution amend the relative rights and preferences of the shares of such series, and, after the issuance of such shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such a series then outstanding) the number of shares of that series."

         SECOND: The vote by which the stockholders holding such shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 88,314,000 shares of common stock.


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         IN WITNESS  WHEREOF AND UNDER PENALTY OF PERJURY,  this  Certificate of
Amendment of Articles of Incorporation by the Corporation's President and Secretary this 21st day of May, 2004.

                                                  MAXXZONE.COM

                                                  By: /s/ Roland Becker
                                                    ----------------------------
                                                    Roland Becker
                                                    President and Secretary



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